EXHIBIT 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE BORROWER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS NOTE, PROVIDED SUCH PLEDGE IS MADE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

UNSECURED SUBORDINATED NOTE

November 29, 2016	Principal: $13,000,000

FOR VALUE RECEIVED, Midwest Energy Emissions Corp., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of AC Midwest Energy LLC, a Delaware limited liability company or its registered permitted assigns (the “Lender”) the amount set out above as the principal pursuant to the terms of hereof. Borrower hereby promises to pay accrued and unpaid interest and premium, if any, on the principal on the dates, rates and in the manner provided herein. This Unsecured Subordinated Note is referred to herein and in that certain Amended and Restated Financing Agreement dated as of November 1, 2016, by and among the Borrower, MES, Inc., a North Dakota corporation (“MES” and, together with the Borrower, the “Credit Parties”) and the Lender (together with all exhibits and schedules thereto and as may be amended, restated, modified and supplemented from time to time, the “Financing Agreement”) as the “Subordinated Note” and all Unsecured Subordinated Notes issued in exchange, transfer, or replacement hereof in accordance with the terms hereof are referred to herein as the “Subordinated Note”.

The following is a statement of the rights of the Lender and the conditions to which this Subordinated Note is subject and to which the Lender, by the acceptance of this Subordinated Note, agrees:

1. Definitions.

As used in this Subordinated Note, the following terms have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Affiliate” means, with respect to a specified Person, another Person that (i) is a director or officer of such specified Person, or (ii) directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

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“Bankruptcy Law” has the meaning set forth in Section 10(a)(iii).

“Business Day” means any day other than Saturday or Sunday or any day that banks in New York, New York are required or permitted to close.

“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into, or exchangeable for, Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Control” means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of a Person or (ii) to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Interest Rate” means a rate per annum equal to the LIBO Rate plus five percent (5.0%), as adjusted pursuant to the terms of Section 2(b).

“Default Rate” means a rate equal to the Current Interest Rate plus three percent (3.0%) per annum.

“Environmental Laws” means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, the exposure of humans thereto, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all regulatory authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices of violation or similar notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Equity Interests” means Capital Stock and all warrants, options and other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, whether or not such debt security includes the right of participation with Capital Stock).

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“Fiscal Quarter” means a fiscal quarter of any Fiscal Year of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means (i) MES, (ii) each other Subsidiary of a Borrower other than RCF, and (iii) each other Person which guarantees all or any part of the Obligations.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a holder of a Subordinated Note which shall be the Lender or a permitted assignee thereof.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, notes or similar instruments whether convertible or not, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; (viii) banker’s acceptances; (ix) the balance deferred and unpaid of the purchase price of any property or services due more than three months after such property is acquired or such services are completed; (x) Hedging Obligations; and (xi) obligations under convertible securities of a Credit Party. In addition, the term “Indebtedness” of a Credit Party includes (a) all Indebtedness of others secured by a Lien on any assets of a Credit Party or their respective Subsidiaries (whether or not such Indebtedness is assumed by a Credit Party or their respective Subsidiaries), and (b) to the extent not otherwise included, the guarantee by a Credit Party of any Indebtedness of any other Person.

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“Insolvent” means, with respect to a Credit Party or its Subsidiaries (taken as a whole and without consideration of any intercompany Indebtedness among a Credit Party or its Subsidiaries), (i) the present fair saleable value of a Credit Party or its Subsidiaries’ assets is less than the amount required to pay a Credit Party or its Subsidiaries’ total Indebtedness as applicable, (ii) a Credit Party and/or its Subsidiaries shall become, admit in writing their inability or publicly declare their inability to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) a Credit Party and/or its Subsidiaries has or intends to incur or believes that they will incur debts that would be beyond their ability to pay as such debts mature in the ordinary course of business or (iv) a Credit Party and/or its Subsidiaries have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted.

“LC Note” has the meaning set forth in the Financing Agreement as in effect on the date hereof.

“LIBO Rate” means, as of the date of determination, the three-month London Interbank Offered Rate as reported in the Money Rates table of The Wall Street Journal or any successor or similar publication as reasonably selected by the Lender.

“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease or license in the nature thereof, any option or other agreement to sell or give a security interest in.

“Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, the Collateral, results of operations or condition (financial or otherwise) of a Credit Party and/or its Subsidiaries, taken as a whole, or on the transactions contemplated hereby and by the other Transaction Documents, or on the authority or ability of a Credit Party and/or its Subsidiaries to fully and timely perform its obligations under any Transaction Document.

“Maturity Date” means the earlier of: (a) December 15, 2020 and (b) such earlier date as the unpaid principal balance of the Subordinated Notes become due and payable pursuant to the terms of this Subordinated Note.

“Note” and “Notes” has the meaning set forth in the Financing Agreement as in effect on the date hereof.

“Obligations” means any and all obligations, liabilities and indebtedness, including without limitation, principal, interest (including, but not limited to, interest calculated at the Default Rate and post-petition interest in any proceeding under any Bankruptcy Law), and other fees, costs, expenses and other charges and other obligations under this Subordinated Note, of the Credit Parties to the Lender and other Holders of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law, in all such cases, arising under this Subordinated Note.

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“Other Taxes” has the meaning set forth in Section 5(b).

“Permitted Redemption Date” means the date on which the Borrower has elected to redeem this Subordinated Note in accordance with Section 3(b).

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Payment Date” has the meaning set forth in Section 3(a).

“RCF” means Rebel Crew Films, Inc., a California corporation.

“Secured Note” has the meaning set forth in the Financing Agreement as in effect on the date hereof.

“Subsidiaries” means any entity in which a Credit Party, directly or indirectly, owns at least 50% of the Capital Stock or other Equity Interests.

“Taxes” has the meaning set forth in Section 5(a).

“Transaction Documents” has the meaning set forth in the Financing Agreement as in effect on the date hereof.

“Unasserted Contingent Obligations” means Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Obligation) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

2. Interest. The Borrower shall pay interest on the unpaid principal amount of this Subordinated Note at the rates, time and manner set forth below:

(a) Rate of Interest. This Subordinated Note shall bear interest on the unpaid principal amount from the date hereof (the “Issuance Date”) through the date this Subordinated Note is paid in full in cash (whether upon final maturity, by redemption, prepayment, acceleration or otherwise) at the applicable Current Interest Rate, subject to adjustment pursuant to subsection (b) below. Interest shall be computed on the basis of a 360-day year and actual days elapsed and shall be payable quarterly, in arrears, on or before the last day of each Fiscal Quarter (each, an “Interest Date”) during the period beginning on the Issuance Date and ending on, and including, the date on which the Obligations under this Subordinated Note are paid in full.

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(b) Interest Rate Adjustments. The Current Interest Rate applicable to this Subordinated Note is subject to adjustment on a quarterly basis, with interest rate changes becoming effective on the first day of the next succeeding calendar quarter based on the LIBO Rate published on the last Business Day of the preceding calendar quarter. If the LIBO Rate becomes unavailable, the Lender may designate a substitute index for calculation of the Current Interest Rate applicable to this Subordinated Note.

(c) Interest Payments. Interest on this Subordinated Note shall be payable on or before each Interest Date or at any such other time this Subordinated Note becomes due and payable (whether by acceleration, redemption or otherwise) to the Lender on the applicable Interest Date. Each Interest Date shall be considered the last day of an accrual period for U.S. federal income tax purposes. Any payment of interest due and owing on this Subordinated Note shall be made by cash only by wire transfer of immediately available funds.

(d) Default Rate. At the election of the Lender and following the delivery of written notice of such election to the Borrower following the occurrence and during the continuation of any Event of Default (or automatically while any Event of Default under Section 10(a)(iii) or (iv) exists), this Subordinated Note shall bear interest (including post-petition interest in any proceeding under any Bankruptcy Law) on the unpaid principal amount thereof at the Default Rate from the date of receipt of such written notice through and including the date such Event of Default is waived or, to the extent expressly provided herein, cured. In the event that such Event of Default is subsequently waived or, to the extent expressly provided herein, cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such waiver or cure; provided that interest as calculated and unpaid at the Default Rate during the continuance of such Event of Default shall continue to be due to the extent relating to the days after the imposition of the Default Rate as set forth above through and including the date on which such Event of Default is waived or, to the extent expressly provided herein, cured. All such interest shall be payable to the Lender on demand of the Lender or other Holders.

(e) Savings Clause. In no contingency or event shall the interest rate charged pursuant to the terms of this Subordinated Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lender or other Holders received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the principal amount then outstanding under this Subordinated Note to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Borrower.

3. Principal Redemptions.

(a) Subject to Section 11, commencing on June 15, 2017 and continuing on each of September 15, December 15, March 15 and June 15 thereafter (each a “Principal Payment Date”) (provided that such Principal Payment Date is a Business Day, and otherwise on the next succeeding Business Day), the Borrower shall pay principal on the Subordinated Notes in equal installments of (i) $500,000 per Principal Payment Date for the 2017 calendar year, (ii) $625,000 per Principal Payment Date for the 2018 calendar year, and (iii) thereafter $750,000 per Principal Payment Date, with a final payment of all outstanding principal together with such other amounts as shall then be due and owing from Borrower to Lender under the Subordinated Notes on the Maturity Date or the date on which the indebtedness evidenced hereby is accelerated as provided herein..

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(b) Permitted Redemption.

(i) The Borrower may, at its option, elect to pay to the Lender and all of the other Holders the Permitted Redemption Amount (as defined below), on the specified Permitted Redemption Date, by redeeming, in whole or in part, amounts outstanding under this Subordinated Note (the “Permitted Redemption”). On or prior to the date which is the second (2nd) Business Day prior to the proposed Permitted Redemption Date, the Borrower shall deliver written notice (the “Permitted Redemption Notice”) to the Lender and all of the other Holders stating: (i) that the Borrower elects to redeem this Subordinated Note pursuant to the Permitted Redemption and (ii) the proposed Permitted Redemption Date. The “Permitted Redemption Amount” shall be in increments of not less than $100,000 of the aggregate outstanding principal amount of this Subordinated Note as of the Permitted Redemption Date, plus all accrued and unpaid interest and fees with respect to such principal amount as of the Permitted Redemption Date.

(ii) A Permitted Redemption Notice delivered pursuant to this subsection shall be irrevocable. If the Borrower elects to redeem the Subordinated Notes pursuant to a Permitted Redemption under this subsection, then the Permitted Redemption Amount which will be paid to the Lender and if applicable, the other Holders, on the Permitted Redemption Date by wire transfer of immediately available funds.

4. Payments Generally. Whenever any payment of cash is to be made by the Borrower to any Person pursuant to this Subordinated Note, such payment shall be made in lawful money of the United States of America by a wire transfer to, subject to the next sentence, the account identified by such Person in writing to the Borrower. Whenever any amount expressed to be due by the terms of this Subordinated Note are due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Subordinated Note is paid in full in cash, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. Any amount due under this Subordinated Note which is not paid when due shall accrue interest at the Default Rate from the date such amount was due until the same is paid in full in cash. Such interest shall continue to accrue post-petition in any proceeding under any Bankruptcy Law.

5. Taxes.

(a) Any and all payments by or on behalf of the Borrower hereunder shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or with the Borrower that are or would be applicable to the Lender or other Holders, and all liabilities with respect thereto, excluding (i) (A) income taxes imposed on the net income of the Lender or other Holders (including branch profits taxes) and (B) franchise taxes imposed on the net income of the Lender or other Holders, in each case by the jurisdiction under the laws of which such Holder is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Lender or other Holders engages in business activity other than activity arising solely from such Holder having executed this Subordinated Note and having enjoyed its rights and performed its obligations hereunder, and (ii) any U.S. federal withholding tax or U.S. federal backup withholding tax (in the case of any Holder) that is imposed with respect to amounts payable to such Holder at the time such Holder becomes a party to this Subordinated Note (or designates a new lending office) or is attributable to such Holder’s failure to comply with this Section 5 (all such non-excluded taxes, levies, imposts, deductions, charges, with the Borrower and liabilities, collectively or individually, being called “Taxes”). If Borrower must deduct any Taxes from or in respect of any sum payable hereunder to the Lender or other Holders: (A) the sum payable shall be increased by the amount (an “additional amount”) necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 5), the Lender or such other Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions and (C) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

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(b) The Borrower will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise taxes, or similar charges or levies that arise from any payment made hereunder that are or would be applicable to the Lender or other Holders (“Other Taxes”).

(c) The Borrower agrees to indemnify the Lender and any other Holder for the full amount of Taxes and Other Taxes paid by Lender or any such other Holder and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Lender or other Holders absent manifest error, shall be final conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date such Holder makes written demand therefor. The Borrower shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by the Lender or other Holder, for which Borrower has previously paid any additional amount or indemnified such Holder and which leaves such Holder, after Borrower’s receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Lender or other Holders.

6. Reissuance.

(a) Transfer. If this Subordinated Note is to be transferred, such transfers shall be made in accordance with Section 12(b) below, and the Lender or other Holder shall surrender such Subordinated Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Lender or other Holder a new Subordinated Note (in accordance with this Section 6), registered as the Lender or other Holder may request, representing the outstanding principal being transferred by the Lender or other Holder and, if less than the entire outstanding principal is being transferred, a new Subordinated Note (in accordance with this Section 6) to the Lender or other Holder representing the outstanding principal not being transferred.

(b) Lost, Stolen or Mutilated Subordinated Note. Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Subordinated Note and: (i) in the case of loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower (provided, however, that if the Lender or other Holder is an institutional investor, the affidavit of an authorized partner or officer of such Lender or other Holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no separate indemnity agreement or other security shall be required, provided that the party that lost the Subordinated Note shall remain liable to the Borrower should such lost note ultimately result in loss or liability to Borrower), and (ii) in the case of mutilation, upon surrender and cancellation of the mutilated Subordinated Note, the Borrower shall execute and deliver to the Lender or other Holder a new Subordinated Note (in accordance with this Section 6) representing the outstanding principal.

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(c) Subordinated Note Exchangeable for Different Denominations. This Subordinated Note is exchangeable, upon the surrender thereof by the Lender or other Holder at the principal office of the Borrower, for a new Subordinated Note or Subordinated Notes (in accordance with this Section 6) representing in the aggregate the outstanding principal of the surrendered Subordinated Note, and each such new Subordinated Notes will represent such portion of such outstanding principal as is designated by the Lender or other Holder at the time of such surrender.

(d) Issuance of New Subordinated Notes. Whenever the Borrower is required to issue a new Subordinated Note pursuant to the terms of this Subordinated Note, such new Subordinated Note: (i) shall be of like tenor with the Subordinated Note being replaced, (ii) shall represent, as indicated on the face of such new Subordinated Note, the principal remaining outstanding (or, in the case of a new Subordinated Note being issued pursuant to paragraph (a) or (b) of this Section 6, the principal designated by the Lender or other Holder which, when added to the principal represented by the other new Subordinated Notes issued in connection with such issuance, does not exceed the principal remaining outstanding under the Subordinated Note being replaced immediately prior to such issuance of new Subordinated Notes), (iii) shall have an issuance date, as indicated on the face of such new Subordinated Note, which is the same as the Issuance Date of the Subordinated Note being replaced, (iv) shall have the same rights and conditions as the Subordinated Note being replaced, and (v) shall represent accrued interest on the principal of the Subordinated Note being replaced, from the Issuance Date.

7. Register.

(a) The Borrower shall maintain at its principal executive office (or such other office or agency of the Borrower as it may designate by notice to each Holder of Subordinated Notes), a register for the Subordinated Notes in which the Borrower shall record the name and address of the Person in whose name the Subordinated Notes have been issued (including the name and address of each transferee) and the principal amount of Subordinated Notes held by such Person. The Borrower shall keep the register open and available at all times during business hours for inspection of any Holder or its legal representatives.

(b) Notwithstanding anything to the contrary contained herein, the Subordinated Notes are registered obligations and the right, title, and interest of each Lender and its assignees in and to such Subordinated Notes shall be transferable only upon notation of such transfer in a register to be maintained by the Borrower for so long as it acts as its own registration agent for the Subordinated Notes, and by the transfer agent used for the Borrower’s common stock (or other capital stock issued in substitution or exchange for, or otherwise in respect of, such common stock) should it elect to no longer act as transfer agent for the Subordinated Notes. The Subordinated Notes shall only evidence a Lender’s or its assignee’s right, title and interest in and to the related Subordinated Notes, and in no event is any such Subordinated Note to be considered a bearer instrument or obligation. This Section 7(b) shall be construed so that the Subordinated Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations promulgated thereunder.

8. Covenants

(a) Notice of Default. Promptly upon any officer of a Borrower obtaining knowledge: (i) of any condition or event that constitutes an Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) or that notice has been given to a Credit Party with respect thereto; (ii) that any Person has given any notice to a Credit Party or taken any other action with respect to any event or condition set forth in Section 10; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its chief executive officer or chief financial officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and the action(s) the Credit Parties or one of their Subsidiaries have taken, is taking and proposes to take with respect thereto; provided that once all “Obligations” (as defined in the Financing Agreement) with respect to the Secured Note and LC Note have been satisfied in full the Borrower shall not disclose material nonpublic information to the Lender, or to advisors to or representatives of the Lender, unless prior to disclosure of such information the Borrower identifies such information as being material nonpublic information and provides the Lender, such advisors and representatives with the opportunity to accept of refuse to accept such material nonpublic information for review.

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(b) Notice of Litigation. Promptly upon any officer of a Borrower obtaining knowledge of (i) the institution of, or non frivolous written threat of, any adverse Proceeding not previously disclosed in writing by the Credit Parties to the Lender, or (ii) any material development in any adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Credit Parties to enable the Lender and its counsel to evaluate such matters; provided that once all “Obligations” (as defined in the Financing Agreement) with respect to the Secured Note and LC Note have been satisfied in full the Borrower shall not disclose material nonpublic information to the Lender, or to advisors to or representatives of the Lender, unless prior to disclosure of such information the Borrower identifies such information as being material nonpublic information and provides the Lender, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review.

(c) Restricted Payments. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other cash payment or distribution on account of the Credit Parties or any of their Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Credit Parties or any of their Subsidiaries) or to the direct or indirect holders of the Credit Parties or any of their Subsidiaries’ Equity Interests in their capacity as such, other than (i) dividends or distributions by a Subsidiary of the Borrower to any other Subsidiary and (ii) dividends or distributions by a Subsidiary of the Borrower to Borrower; and

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower or the Guarantor) any Equity Interests of the Credit Parties or any of their Subsidiaries or any direct or indirect parent of the Credit Parties or any of their Subsidiaries), other than repurchases of Equity Interests by the Borrower pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed $1,000,000 in any Fiscal Year.

(d) Corporate Existence and Maintenance of Properties. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries (other than RCF) to, fail to maintain and preserve (i) its existence and good standing in the jurisdiction of its organization and (ii) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be so qualified or in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect). The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, fail to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Credit Parties and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

(e) Non-circumvention. Each Credit Party hereby covenants and agrees that neither the Credit Parties nor any of their Subsidiaries will, by amendment of its articles or certificate of incorporation, bylaws, or other governing documents, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Subordinated Note, and will at all times in good faith carry out all of the provisions of this Subordinated and take all action as may be required to protect the rights of the Lender.

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(f) Conduct of Business. None of the Credit Parties nor any of their Subsidiaries shall conduct their businesses in violation of any law, ordinance or regulation of any Governmental Authority, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. None of the Credit Parties nor any of their Subsidiaries shall engage in any line of business other than the business engaged in on the date hereof and businesses incidental thereto.

(g) Compliance with Laws. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to fail to: (i) comply in all material respects with federal, state and other applicable securities laws, and (ii) comply in all material respects with the requirements of all other applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws).

(h) Joinder. The Credit Parties shall notify the Lender prior to the formation or acquisition of any Subsidiaries. For any Subsidiaries formed or acquired after the date hereof, the Credit Parties shall at their own expense, upon formation or acquisition of such Subsidiary, cause each such Subsidiary to execute an instrument of joinder (a “Joinder Agreement”) in form and substance reasonably satisfactory to the Lender and the Borrower obligating such Subsidiary to this Subordinated Note. In the event a Person becomes a Guarantor (a “New Guarantor”) pursuant to the Joinder Agreement, upon such execution the New Guarantor shall be bound by all the terms and conditions hereof to the same extent as though such New Guarantor had originally executed this Subordinated Note. The addition of a New Guarantor shall not in any manner affect the obligations of the other Credit Parties hereunder. Each Credit Party and Lender hereto acknowledges that the schedules and exhibits hereto or thereto may be amended or modified in connection with the addition of any New Guarantor to reflect information relating to such New Guarantor.

(i) Taxes and Liabilities. Each Credit Party will pay and will cause its Subsidiaries to pay when due all taxes, assessments and other liabilities except as contested in good faith and by appropriate proceedings and for which adequate reserves have been established, and except for taxes, assessments and other liabilities of RCF.

(j) Further Assurances. At any time or from time to time upon the request of the Lender, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to effect fully the purposes of this Subordinated Note. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Lender may reasonably request from time to time to ensure that the Obligations are guaranteed by all Subsidiaries of the Borrower.

9. Cross-Guaranty.

(a) Cross-Guaranty. Each Guarantor, jointly and severally, hereby absolutely and unconditionally guarantees to the Lender and its successors and assigns the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations. Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 9 shall not be discharged until payment and performance, in full, of the Obligations (other than Unasserted Contingent Obligations) has occurred and all commitments (if any) to lend have been terminated, and that its obligations under this Section 9 shall be absolute and unconditional, irrespective of, and unaffected by:

(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Subordinated Note or any other agreement, document or instrument to which any Credit Party is or may become a party;

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(ii) the absence of any action to enforce this Subordinated Note (including this Section 9) or the waiver or consent by the Holders with respect to any of the provisions thereof;

(iii) the Insolvency of any Credit Party or Subsidiary; or

(iv) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the obligations guaranteed hereunder.

(b) Waivers by Guarantor. Each Guarantor expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Lender to marshal assets or to proceed in respect of the obligations guaranteed hereunder against any other Credit Party or Subsidiary, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Guarantor. It is agreed among each Guarantor that the foregoing waivers are of the essence of the transaction contemplated by this Subordinated Note and that, but for the provisions of this Section 9 and such waivers, the Lender would decline to enter into this Subordinated Note.

(c) Benefit of Guaranty. Each Guarantor agrees that the provisions of this Section 9 are for the benefit of the Lender and its successors and permitted transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party and the Lender, the obligations of such other Credit Party under this Subordinated Note.

(d) Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement, and except as set forth in subsection (g), each Guarantor hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Guarantor acknowledges and agrees that this waiver is intended to benefit the Holders and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Section 9, and that the Holders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9(d).

(e) Election of Remedies. If the Lender may, under applicable law, proceed to realize their benefits under this Subordinated Note, the Lender or any of the other Holders may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 9. If, in the exercise of any of its rights and remedies, the Lender or any of the Holders shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by the Lender and such other Holders and waives any claim based upon such action, even if such action by the Lender and such other Holders shall result in a full or partial loss of any rights of subrogation that any Credit Party might otherwise have had but for such action by the Lender or such other Holders. Any election of remedies that results in the denial or impairment of the right of the Lender or other Holders to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the obligations owed by such Credit Party under this Subordinated Note.

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(f) Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Section 9 (which liability is in any event in addition to amounts for which Borrower is primarily liable under this Subordinated Note) shall be limited to an amount not to exceed as of any date of determination the greater of:

(i) the net amount of all amounts advanced to such Guarantor under this Subordinated Note or otherwise transferred to, or for the benefit of, such Guarantor (including any interest and fees and other charges); and

(ii) the amount that could be claimed by the Lender or other Holders from such Guarantor under this Section 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Law or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Credit Party under Section 9(g).

(g) Contribution with Respect to Guaranty Obligations.

(i) To the extent that any Guarantor shall make a payment under this Section 9 of all or any of the Obligations (other than financial accommodations made to that Guarantor for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount that such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantor as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Obligations (other than Unasserted Contingent Obligations) and termination of this Subordinated Note (including all commitments (if any) to lend hereunder), such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(ii) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this Section 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Law or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(iii) This subsection(g) is intended only to define the relative rights of Guarantor and nothing set forth in this subsection(g) is intended to or shall impair the obligations of Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Subordinated Note, including this subsection (g). Nothing contained in this subsection(g) shall limit the liability of any Credit Party to pay the financial accommodations made directly or indirectly to that Credit Party and accrued interest, fees and expenses with respect thereto for which such Credit Party shall be primarily liable.

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(iv) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

(v) The rights of the indemnifying Guarantor against other Guarantor under this subsection (g) shall be exercisable upon the payment in full in cash of the Obligations (other than Unasserted Contingent Obligations) and the termination of this Subordinated Note.

(h) Liability Cumulative. The liability of each Guarantor under this Section 9 is in addition to and shall be cumulative with all liabilities of each other Credit Party to the Lender and other Holders under this Subordinated Note, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(i) Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Credit Parties under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by the Credit Parties hereunder forthwith on demand by the Lender or other Holders.

(j) Benefit to Credit Parties. All of the Credit Parties and their Subsidiaries are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Person has a direct impact on the success of each other Person. Each Credit Party and each Subsidiary will derive substantial direct and indirect benefit from this Subordinated Note.

10. Events of Default

(a) Event of Default. For so long as this Subordinated Note shall remain outstanding, each of the following events shall constitute an “Event of Default” under this Subordinated Note:

(i) any Creditor Parties’ failure to pay to the Lender and/or Holders: (i) when and as due under this Subordinated Note, any amount of principal, or (ii) within five (5) days after the same shall become due under this Subordinated Note, interest (including interest calculated at the Default Rate), redemptions or other amounts (including, without limitation, Borrower’s failure to pay any redemption payments or amounts under this Subordinated Note);

(ii) any default occurs and is continuing with respect to, or acceleration prior to maturity of, any Indebtedness in excess of $2,000,000 of any of the Credit Parties or any of their Subsidiaries owing to the Lender; provided that, in the event that any such default or acceleration of Indebtedness is cured or rescinded by the holders thereof prior to acceleration of the Subordinated Note or if the Credit Parties repay such Indebtedness such that the amount outstanding under such Indebtedness ceases to be in excess of $2,000,000, no Event of Default shall exist as a result of such cured default, rescinded acceleration or repayment;

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(iii) (A) Any of the Credit Parties, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”): (1) commences a voluntary case, (2) consents to the entry of an order for relief against it in an involuntary case, or to the conversion of an involuntary case to a voluntary case, (3) consents to the appointment of or taking of possession by a receiver, trustee, assignee, liquidator or similar official (a “Custodian”) for all or a substantial part of its property, (4) makes a general assignment for the benefit of its creditors, or (5) admits in writing that it is Insolvent or is otherwise generally unable to pay its debts as they become due; or (B) the board of directors (or similar governing body) of Borrower or any of its Subsidiaries (including MES) (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to in this subsection or subsection (iv) below; provided, however the terms of this subsection or any of the other subsections of this Section 10 shall not apply to RCF;

(iv) a court of competent jurisdiction: (i) enters an order or decree under any Bankruptcy Law, which order or decree (A) (1) is not stayed or (2) is not rescinded, vacated, overturned, or otherwise withdrawn within thirty (30) days after the entry thereof, and (B) is for relief against any of the Credit Parties in an involuntary case, (ii) appoints a Custodian over all or a substantial part of the property of any of the Credit Parties or their Subsidiaries and such appointment continues for thirty (30) days, (iii) orders the liquidation of any of the Credit Parties, or (iv) issues a warrant of attachment, execution or similar process against any substantial part of the property of any of the Credit Parties; or

(v) a final judgment or judgments for the payment of money in excess of $2,000,000 are rendered against any of the Credit Parties and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay, unless (in the case of a monetary judgment) suchjudgment is covered by third-party insurance, so long as the applicable Credit Party provides the Lender a written statement from such insurer (which written statement shall be reasonably satisfactory to the Lender) to the effect that such judgment is covered by insurance and such Credit Party will receive the proceeds of such insurance within thirty (30) days following the issuance of such judgment.

(b) Acceleration Right.

(i) Promptly after having knowledge of the occurrence of an Event of Default, the Borrower shall deliver written notice thereof via email and overnight courier (an “Event of Default Notice”) to the Lender. At any time after the earlier of the Lender’s and the Holders’ receipt of an Event of Default Notice and the Lender and any other Holders becoming aware of an Event of Default which has not been cured or waived, the Lender or such other Holders may require the Borrower to redeem all or any portion of this Subordinated Note (an “Event of Default Redemption”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Borrower, which Event of Default Redemption Notice shall indicate the portion of this Subordinated Note that the Lender or any other Holders are requiring the Borrower to redeem; provided, that upon the occurrence of any Event of Default described in Section 10(a)(ii) and (iii), the Subordinated Notes, in whole, shall automatically, and without any action on behalf of the Lender or any other Holders, be redeemed by the Borrower. The Subordinated Notes shall be redeemed by the Borrower at a price equal to one hundred five percent (105%) of the outstanding principal amount of the Subordinated Notes, plus accrued and unpaid interest (the “Event of Default Redemption Price”).

(ii) In the case of an Event of Default Redemption, the Borrower shall deliver the applicable Event of Default Redemption Price to the Lender within five (5) Business Days after the Borrower’s receipt of the Event of Default Redemption Notice.

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11. Subordination.

(a) Notwithstanding anything in this Subordinated Note to the contrary, all obligations, indebtedness and other liabilities of Borrower under or in respect of this Subordinated Note shall be subordinated and junior in right of payment to all currently existing and future obligations, indebtedness and other liabilities of Borrower to any commercial banks, thrift institutions, finance companies, financial institutions, investor or any other Person providing financing to Borrower (including, without limitation, the obligations in respect of the Secured Note and LC Note). Notwithstanding the foregoing, all Indebtedness due under the Subordinated Note shall be pari passu in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise, to all other current and future unsecured subordinated Indebtedness (including trade payables or similar obligations to trade creditors incurred or entered into in the ordinary course of business) of the Borrower and its Subsidiaries.

(b) In furtherance of the foregoing and notwithstanding anything to the contrary in this Subordinated Note, until the Secured Note and the LC Note (if any amounts are owning thereon) and the other “Obligations” (as defined in the Financing Agreement) are paid in full in respect of all such obligations, (i) the Lender and other Holders of this Subordinated Note will not make any demand for, and will not be entitled to receive, any payment on account of this Subordinated Note (other than regularly scheduled interest payments), and (ii) neither the Borrower nor any other Person on the Borrower’s behalf will make any payment with respect to this Subordinated Note.

12. Miscellaneous

(a) The Borrower, on behalf of the Credit Parties, shall reimburse: (i) Lender on demand for all reasonable costs and expenses, including, without limitation, reasonable legal expenses and reasonable invoiced attorneys’ fees of outside counsel, incurred by Lender in connection with the: (A) documentation and consummation of the transactions contemplated hereunder, including, without limitation, overnight courier or other express or messenger delivery costs incurred in connection therewith; (B) collection of any Obligations; and (ii) Lender and any other Holders on demand for all reasonable costs and expenses, including, without limitation, reasonable legal expenses and reasonable invoiced attorneys’ fees of one outside counsel incurred by Lender or any other Holders, in connection with: (A) the administration and enforcement of Lender’s and any other Holder’s rights under this Subordinated Note (including, without limitation, any costs and expenses of any third party provider engaged by Lender for such purposes); (B) any refinancing or restructuring of the Subordinated Note whether in the nature of a “work out,” in any insolvency or bankruptcy proceeding or otherwise, and whether or not consummated; and (C) any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Lender or other Holders), that may be payable in connection with this Subordinated Note. All such costs, expenses and charges shall constitute Obligations hereunder, shall be payable by the Credit Parties to the Lender and other Holders on demand, and, until paid, shall bear interest at the highest rate then applicable to this Subordinated Note. Without limiting the foregoing, if: (i) the Subordinated Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or Lender or any other Holder otherwise takes action to collect amounts due under the Subordinated Note or to enforce the provisions of the Subordinated Note or (ii) there occurs any bankruptcy, reorganization or receivership of any Credit Party or other proceedings affecting creditors’ rights and involving a claim under the Subordinated Note, then the Credit Parties shall pay the costs incurred by Lender or such other Holders for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees (limited to one outside counsel for the Lender and the other Holders, and disbursements (including such fees and disbursements related to seeking relief from any stay, automatic or otherwise, in effect under any Bankruptcy Law).

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(b) This Subordinated Note shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including any purchasers of this Subordinated Note. The Borrower shall not assign this Subordinated Note or any rights or obligations hereunder without the prior written consent of each of the Holders of this Subordinated Note. Lender may assign some or all of its rights and obligations hereunder in connection with the transfer of any of its Subordinated Notes with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required during the existence of an Event of Default (but which consent will be required at all times for transfers to a direct competitor of the Credit Parties) or in connection with an assignment or transfer to an Affiliate (determined without regard to clause (i) of the definition thereof) of Lender), in which event such assignee shall be deemed to be a Holder hereunder with respect to such assigned rights and obligations, and the Credit Parties shall use their best efforts to ensure that such transferee is registered as a Holder.

(c) This Subordinated Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Subordinated Note and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The parties hereto (a) agree that any legal action or proceeding with respect to this Subordinated Note shall be brought in any state or federal and state court located within New York, New York, (b) irrevocably waive any objections which either may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Subordinated Note brought in the aforementioned courts, and (c) further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

(d) THE LENDER AND THE BORROWER IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS SUBORDINATED NOTE.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, Borrower has caused this Subordinated Note to be duly executed as of the date set out above.

BORROWER:

Midwest Energy Emissions Corp.

By:	/s/ Richard H. Gross
Name:	Richard H. Gross
Title:	Chief Financial Officer

GUARANTOR:

MES, INC.

By:	/s/ Richard H. Gross
Name:	Richard H. Gross
Title:	Chief Financial Officer

Agreed and Accepted:

AC Midwest Energy LLC

By:	/s/ Samir Patel
Name:	Samir Patel
Title:	Manager

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